Management's Discussion and Analysis of Financial Condition and Results of Operations

Alpharma is a leading global specialty pharmaceutical company that develops, manufactures and markets pharmaceutical products for humans and animals through its Human Pharmaceutical and Animal Health businesses. The Company's Human Pharmaceuticals business is comprised of the USHP and HPI businesses. The USHP business is comprised of the Generic Pharmaceuticals and Branded Pharmaceuticals product lines. The HPI business is comprised of the IG and API businesses.

In order to better execute its business strategy and to most effectively integrate the December 2001 acquisition of the Faulding Oral Pharmaceuticals business ("OPB acquisition"), in 2001 and 2002 the Company realigned its businesses into the aforementioned structure. To facilitate the comparison of the 2002 results against prior periods, the following discussion and analysis is described according to business segments as included in the financial statements.

Alpharma Entities Defined

Alpharma businesses as defined (for MD&A comparison purposes):
OPB	-	The Faulding Oral Pharmaceuticals business purchased December 12, 2001 consisting of U.S. operations "OPB - U.S." and an operation in China - "OPB - China".
HPI	-

Human Pharmaceuticals International, including:
   IG* - International Generics (formerly known as IPD - International Pharmaceuticals Division);
   API* - Active Pharmaceutical Ingredients (formerly known as FCD - Fine Chemicals Division); and
   OPB - China - Faulding oral solid dose business in China

USHP*	-	US Human Pharmaceuticals, including former divisions: USPD - U.S. Pharmaceuticals Division; and OPB - U.S. - Faulding U.S. oral solid dose business
AH*	-	Animal Health, including former divisions: AHD - Animal Health Division; and AAHD - Aquatic Animal Health Division

*Business segment

Overview

     In late 2001 and 2002, Alpharma focused on de-leveraging its balance sheet by converting $212 million of the Company's convertible notes into common stock and reducing additional indebtedness with free cash flow generated through operational efficiencies in the use of working capital and by reducing capital expenditures. 2001 and 2000 were years which included a number of significant transactions which the Company entered into as part of, or to finance, its previous acquisition program. No acquisitions were planned or completed during 2002.

     In addition, in 2001 and continuing in 2002, the Company incurred significant charges for reorganization, refocus and de-leveraging which were intended to improve future operations and reduce debt and recognize asset impairments.

•   In 2002, the Company incurred pre-tax charges and write-downs of $226.8million including significant charges and expenses related to the required acquisition accounting for OPB (pre-tax $5.4 million), de-leveraging activities (pre-tax $52.9 million), severance charges and asset write-downs related to reorganization and refocus of the organization (pre-tax $53.4 million) and the impairment of assets and goodwill, (pre-tax $115.1 million) primarily in the Animal Health segment. (See "Identified Transactions, 2002".)

•   In 2001, the Company incurred pre-tax charges and write-downs of $83.8 million, including charges and expenses related to the acquisition and financing of OPB (pre-tax $61.9 million) de-leveraging activities (pre-tax of $8.9 million) the combination of OPB and USPD to form USHP, the combination of IPD and FCD to form HPI, management actions in the Animal Health segment and other unusual items (together, pre-tax $13.0 million). (See "Identified Transactions, 2001".)

2002

•      In March, the Company prepaid $35.0 million of senior debt and recorded a charge for early extinguishment of debt (pre-tax $.7 million ). In addition, the Company issued 6.7 million new shares in exchange for $110 million of outstanding convertible notes and recorded a non-cash expense of $48.0 million pretax and $29.3 million after tax ($.60 per share).

•      In the third quarter, the Company determined that certain tangible and intangible assets related to an Animal Health product, Reporcin, were impaired and recorded a pre-tax charge of $37.1 million and $24.2 million after tax ($.47 per share).

•      During the year, the Company instituted certain management reorganizations and reductions in force and recorded charges for severance of approximately $6.8 million ($.09 per share).

•      In the fourth quarter, the Company amended the senior loan agreement to include covenant relief for certain fourth quarter charges for plant closings and impairments primarily in the Animal Health business. The fourth quarter charges were approximately $119.6 million pre-tax ($1.51 per share).

•      In addition, the amendment reduced the revolving credit commitment by $150.0 million. The Company repaid term debt of $50.0 million in the fourth quarter which resulted in a charge of $1.0 million pre-tax ($.01 per share). The reduction and repayment resulted in a write-off of deferred debt expense of $3.2 million ($.04 per share).

2001

•      In July, the Company agreed to acquire the OPB for $660.0 million (approximately $700.0 million including direct acquisition related costs and financing costs). The acquisition closed in December and resulted in significant required charges including a $37.7 million charge for in-process research and development.

•      The OPB acquisition was ultimately funded by a $900.0 million Bank Credit Agreement ("2001 Credit Agreement") with a syndicate of banks and a $200.0 million senior subordinated note. Proceeds from the 2001 Credit Agreement were used to repay the prior Bank Credit Agreement. Bridge financing and other bank fees and the repayment of the prior Bank Credit Agreement resulted in additional expenses of approximately $3.3 million in 2001.

•      Concurrent with the OPB Acquisition, the Company's USPD was combined with the U.S. operations of OPB to form the U.S. Human Pharmaceutical Segment. The combination resulted in approximately $4.8 million in severance charges in 2001.

•      In September, the Company announced the creation of the HPI to be comprised of IPD, FCD and OPB-China. The combination resulted in charges of approximately $4.3 million primarily for severance.

•      In November, the Company's Animal Health Segment announced changes in business practices and a change in existing management. These changes resulted in severance of approximately $1.1 million, charges relating to the exiting of a product line of $11.2 million, and lower sales in the fourth quarter of 2001.

•      In December, the Company exchanged $34.1 million of outstanding subordinated debentures into approximately 1.5 million shares of Class A common stock and recorded a non-cash expense of $7.4 million. Additionally, the Company repaid term loans of $65.0 million and recorded a charge for early extinguishment of debt of $1.5 million .

2000

•      In May, the Company's AHD purchased the Medicated Feed Additive Business of Roche Ltd. ("MFA") for a cash payment of $258.0 million and the issuance of a $30.0 million promissory note to Roche. The acquisition was initially financed under a $225.0 million bridge financing agreement ("Bridge Financing") and existing credit agreements.

•      In May, the Company sold 4.95 million shares of Class A common stock and received proceeds of approximately $185.6 million which were used to repay a portion of the Bridge Financing.

•      In June, the Company signed an amendment to its 1999 Credit Facility and increased the facility by $100.0 million to $400.0 million. Upon the completion of the amendment the Company borrowed the necessary funds and repaid and terminated the Bridge Financing.

•      In August, the Company sold 5.0 million shares of Class A common stock and received net proceeds of approximately $287.3 million. The proceeds were used to pay down the existing line of credit and other short-term debt with the balance being invested in money market instruments.

Results of Operations 2002 vs. 2001 (all earnings per share amounts are diluted)

     Most comparisons of 2002 consolidated results are affected by the Company's acquisition in December of 2001 of the Faulding Oral Pharmaceuticals business ("OPB acquisition") and the financing required to complete the acquisition.

     Comparisons of 2002 consolidated results are also affected by the Company's adoption of Financial Accounting Standard No. 142 ("SFAS 142") effective January 1, 2002 which states that goodwill is no longer subject to amortization, but will be subject to periodic testing for impairment. The full year of 2001 includes approximately $18.3 million of goodwill amortization expense which was not included in 2002 (approximately $.36 per share diluted for the year).

     Total revenue increased $263 million (27.0%) to $1,238.0 million in the year ended December 31, 2002 compared to 2001 due primarily to the OPB acquisition, which increased revenue by $261.2 million (26.8%). The Company reported an operating loss of ($31.0) million compared to operating income of $24.4 million in 2001 due primarily to asset impairment and other charges of $162.1 million, offset by net increases in operating income from operations and various other factors described in operating income (loss) below. The Company recorded a net loss of $98.8 million ($1.98 per share) in 2002 compared to a net loss of $37.9 million ($.93 per share) in 2001. Net losses in 2002 and 2001 also include significant charges for exchanges of common stock for debt and other debt reductions.

     A summary and analysis of operating revenues by segment is as follows:

Revenues (in millions)	2002	2001	Inc. (Dec.)%

IG	$326.8	$262.9	$63.9	24.3%
API	83.6	74.4	9.2	12.4%
USHP	507.9	306.4	201.5	65.7%
Total	918.3	643.7	274.6	42.7%
AH	321.9	335.3	(13.4)	(4.0%)
Unallocated	(2.2)	(4.0)	1.8
	$1,238.0	$975.0	$263.0	27.0%

     Revenues in IG increased 11.9%, excluding both $17.4 million increase due to translation of currencies into the U.S. dollar and $15.3 million due to the inclusion of OPB China. The organic growth in IG revenues resulted from volume increases, (approximately 23% in total), in the UK and other markets for base and new products (including Omeprazole in the UK) offset partially by price declines, (approximately 11% in total), primarily in the UK. Pricing in the UK is below 2001 levels and remains highly competitive. In 2002, legislation was adopted in Germany which also had the effect of lowering pricing.

     Revenues in API increased 12.4% compared to 2001 primarily due to volume increases in Vancomycin and Amphotericin.

     Revenues in USHP increased due to the inclusion of the OPB - U.S. ($245.9 million), which was acquired in December 2001. Revenues in the liquid and topical business declined due to the recall of two products in the first quarter and the effects of regulatory compliance activities at the Baltimore plant. Certain wholesale customers have levels of inventory that generally range from 2 - 6 months for all products, with a majority at the lower end of the range. One major wholesaler customer typically holds up to 5 months inventory for certain products. These inventory levels have remained consistent , however, in the event that customers reduce inventory levels in the future, the Company's revenues could be adversely impacted. Revenues will also be adversely impacted in future quarters by the FDA regulatory compliance activities at the Baltimore and Elizabeth plant. (See Gross Profit below and Note 17.)

     AH revenues declined modestly overall for the year. However, both year's results were impacted by special circumstances. Revenues for the first six months of 2001 totaled $201.4 million and included approximately $38.0 million in revenue related to the financial statement revision which modified the timing of revenue recognition from the time an order was segregated in a third party warehouse and billed, to when the order was delivered. The second six months of 2001 revenues totaled $133.9 million and reflected a change in business practices which reduced the use of certain sales incentives and extended payment terms. The first six months of 2002 revenues were $149.0 million which reflect the lowering of inventories in the distribution system and market acceptance of payment terms of net 30 days. The second half of 2002 revenues were $172.9 million. Generally, there is a seasonal increase in this business during the second half of the year.

Gross Profit

     On a company-wide basis, gross profit increased $148.9 million, and as a percentage of sales, overall gross profit was 42.8% in 2002, compared to 39.1% in 2001. The increase in gross profit reflects increases for the inclusion of OPB and volume increases in IG's UK business being offset partially by lower pricing in IG, and volume declines in the liquids business of USHP. USHP gross margins were negatively impacted by the production slowdowns related to the first quarter 2002 product recalls and other remedial actions in response to the FDA inspection at its Baltimore plant.

     The Company's current remediation plan for the Baltimore plant, provided in response to the FDA inspection observation ("Form 483") was submitted to the FDA in October 2002. The plan is estimated to cost approximately $30.0 million, to be substantially completed by mid-2004 and to reduce production at this plant. The Company spent approximately $3.2 million in the fourth quarter 2002, and expects to spend approximately $15.0 million in 2003 and the balance in 2004. In January 2003, the FDA concluded a regularly scheduled review at the Company's Elizabeth plant and issued its observations. In early February, the Company submitted a written reply to the FDA report that included certain corrective actions which are estimated to cost approximately $8.0 million. The current plans for both plants are subject to FDA comment and approval which could change the scope and estimate of cost and require recalls of product.

Selling, General and Administrative Expense ("SGA")

     On a consolidated basis, SGA expense increased $71.8 million and approximately $90.1 million excluding the effect of goodwill amortization. The increase is primarily attributable to the inclusion of OPB operations, increased expenses related to the implementation of a company wide Enterprise Resource Planning system (a "ERP system") (primarily included in unallocated), increased personnel costs including accruals for incentive compensation in 2002 and higher insurance costs.

Research and Development Expense ("R&D")

     On a consolidated basis, R&D expense increased $18.1 million. The increase is primarily attributable to the inclusion of OPB operations.

Asset Impairments and Other

     Asset impairments and other were $162.1 million in 2002 as compared to $10.1 million in 2001, and are described in "Identified Transactions, 2002 and 2001".

Purchased in-Process R&D

     In connection with the 2001 purchase of the OPB, the Company expensed $37.7 million of in-process R&D.

Operating Income (Loss)

     Operating income decreased by $55.4 million and resulted in a loss in 2002 of $31.0 million. Comparison of 2002 to 2001 is complicated by the cessation of amortization for goodwill in 2002, the financial statement revision and identified transactions in both years. (See "Identified Transactions, 2002" and "Identified Transactions, 2001".) The following represents a bridge between 2001 and 2002. The Company believes the change in operating income can be approximated as follows:

(in millions)
	IG	API	USHP	AH	Unallocated	Total

2001	$10.4	$32.2	$(18.9)	$23.6	$(22.9)	$24.4

Adjustment for goodwill amortization	11.7	..1	2.4	4.1	--	18.3

2001 identified transactions
Cost of Sales	---	---	1.7	8.7	--	10.4
Asset Impairments and SGA	3.4	.8	4.9	1.0	3.3	13.4
In-Process R&D	----	---	37.7	---	---	37.7

2002 identified transactions
Cost of Sales	---	---	(5.4)	(6.4)	---	(11.8)
Asset Impairment and other	(15.1)	(.1)	---	(145.7)	(1.2)	(162.1)

2001 financial statement revision	--	--	--	(22.9)	--	(22.9)

Net margin improvement (decrease) due to volume, price, new products, acquisition and expenses	8.6	5.9	43.9	16.7	(13.5)	61.6

2002	$19.0	$38.9	$66.3	$(120.9)	$(34.3)	$(31.0)

     IG's net margin improvement is due to increased volume in a number of markets, offset by lower pricing. API's net margin improvement is due primarily to increased volume in Vancomycin and Amphotericin. USHP's improvement is due to the OPB acquisition offset by lower volume in liquids due to regulatory compliance activities. AH's improvement is due to volume increases in the second half of 2002 relative to 2001. Corporate and unallocated expenses increased due to expenses related to the implementation of a company-wide ERP system, including amortization of capitalized costs commencing in April 2002, and increased personnel costs, including incentive compensation, as management personnel were changed and positions were added.

Interest Expense

     Interest expense was $71.5 million in 2002 compared to $45.5 million in 2001. The increase results from debt incurred to finance the OPB acquisition which was partially offset by debt paydowns from free cash flow, lower interest rates in 2002 and reduced interest expenses on convertible notes which were exchanged for common stock in March 2002.

Other Income (Expense), Net (in millions)
	2002	2001
Other income (expense), net:
Interest Income	$1.4	$3.5
Foreign exchange losses, net	(5.3)	(3.4)
Amortization of debt costs	(4.7)	(6.0)
Litigation/insurance settlements	.5	2.1
Income from joint venture carried at equity	1.0	.8
Expense for conversion of convertible notes, early extinguishment of debt and reduction of line of credit	(52.9)	(11.1)
Investment write-off	---	(2.5)
Other, net	(.6)	(1.1)
	$(60.6)	$(17.7)

Provision (Benefit) For Income Taxes

     The provision (benefit) for income taxes in 2002 as a percentage of pre-tax income was approximately (39.4%) as compared to (2.1)% in 2001. The major component in 2001 which reduced the effective benefit was reduced as a result of the non-deductible write-off of in-process R&D of $37.7 million recorded in the OPB acquisition. Footnote 14 to the financial statements presents an analysis of the effective tax rate.

Identified Transactions, 2002

     The following is a summary of the identified transactions for 2002 which have affected the results of the Company. By identifying the transactions, the Company is attempting to facilitate an understanding of its results. The majority of the transaction types have happened in the past two years and could recur in the next two years. The following table summarizes the identified transactions:

2002 Identified Transactions
(in millions)
	HPI	USHP	AH	Corporate and Other	Total

Cost of sales	$ --	$(5.4)	$(6.4)	$ --	$(11.8)
Asset impairments and other	(15.1)	--	(145.7)	(1.3)	(162.1)
Other income (expense), net	--	--	--	(52.9)	(52.9)

     A discussion of the identified transactions follows:

     HPI, primarily within the IG segment, incurred asset impairment and other charges of approximately $15.1 million consisting of severance charges of approximately $1.7 million and impairment losses of $13.4 million relating to product lines in France and Germany which, as part of the 2003 plan process, were determined to be impaired and were written down.

     USHP incurred charges of approximately $5.4 million in connection with the OPB acquisition on December 12, 2001, which in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" was accounted for by the purchase method. Required adjustments for purchase accounting included a step-up of finished goods inventory of $7.1 million of which $1.7 million was expensed as the acquired inventory was sold in December 2001 and the remaining balance of $5.4 million as the inventory was sold in the first quarter of 2002.

     AH incurred charges of approximately $152.1 million in 2002 in connection with changes in response to and in anticipation of major challenges in the marketplace and in the way the business will be managed in the future. The AH business, which is in low or no growth competitive markets, will be repositioned to enhance working capital management and cash flow. AH management was changed; there were reductions in workforce at closed plant sites; and positions were eliminated in a number of functions, resulting in severance charges of approximately $3.8 million. AH announced the closing of four facilities which resulted in write-downs and exit costs of $45.2 million (consisting of $40.2 million of asset impairments and $5.0 million of cost of sales). AH announced an impairment charge of $37.1 million (including $1.4 million of cost of sales) for certain tangible and intangible assets related to an AH product, Reporcin. New competitive entrants combined with significant price pressure resulted in lower forecasted cash flows and a change in strategy to cash generation from growth through new products and technologies and through international market expansion. The lower forecasted cash flows triggered an impairment of all AH goodwill totaling $66.0 million.

     Corporate includes severance charges for management reorganization of $1.3 million, $51.1 million of charges related to the exchange of convertible debt in the first quarter of 2002, ($48.0 million), write-off of deferred loan costs due to the reduction of the credit line by $150 million ($3.2 million), and charges resulting from the early extinguishment of debt of $1.8 million.

Results of Operations 2001 vs. 2000 (all earnings per share amounts are diluted)

     For the year ended December 31, 2001, revenue was $975.0 million, an increase of $74.2 million (8.2%) compared to 2000. Operating income was $24.4 million, an decrease of $99.9 million, compared to 2000. The Company recorded a net loss of $37.9 million ($.93 per share) compared to net income of $55.5 million ($1.49 per share). 2001 results include charges and expenses related to the acquisition and financing of the OPB, the repayment of a previous credit agreement, the combination of OPB and USPD to form USHP, the combination of IG and API to form HPI, management actions in the Animal Health segment and other unusual items.

Revenues (in millions)
	2001	2000	Inc. (Dec.)%

IG	$262.9	$309.3	$(46.4)	(15.0%)
API	74.4	62.7	11.7	18.7%
USHP	306.4	233.0	73.4	31.5%
Total	643.7	605.0	38.7	6.4%
AH	335.3	300.9	34.4	11.4%

Unallocated	(4.0)	(5.1)	1.1
Total	$975.0	$900.8	$74.2	8.2%

Revenues

     Revenues in IG decreased $46.4 million (15.0%) due to lower volume in many of our markets including Germany and the U.K., lower pricing primarily in the UK and Germany and the effects of translation of currencies into the US dollar. The UK market in 2000 had higher prices due to market conditions. These favorable market conditions did not exist in 2001 due to interim market pricing legislation adopted in August of 2000 that had the effect of lowering pricing. In addition, UK competition has increased primarily on higher margin products which has also lowered prices and margins. The interim price regulations are presently being reviewed. The Company cannot predict what effect, if any, the present government review of pricing and other aspects of the generic drug market will have on future UK pricing or market conditions.

     API revenues increased $11.7 million (18.7%) due primarily to increased volume. USHP revenues increased $73.4 million (31.5%) due to increased volume in new and existing products offset in part by lower net pricing. The acquisition of the OPB - U.S. in December 2001 increased revenues by approximately $15.1 million. In connection with the OPB acquisition, the Company noted that certain of OPB's wholesale customers have levels of inventory generally higher than the Company has historically experienced at USPD. OPB management has indicated that these inventory levels are consistent with OPB's historical experience. However, in the event that these customers reduce inventory levels in the future, the Company's revenues could be adversely impacted.

     Animal Health revenues increased $34.4 million (11.4%) due to the timing of the MFA acquisition in May 2000 (i.e. seven months in 2000 versus twelve months in 2001). Offsetting increases due to acquisition timing were lower sales in the second half of 2001 versus 2000 due to a change in marketing strategy which reduced certain sales incentives and customer terms. Also impacting sales in Animal Health were unfavorable conditions in the U.S. poultry market, a fire at an important Company shipping location and difficult economic conditions in Asia.

Gross Profit

     On a Company-wide basis gross profit declined $19.4 million. Gross margin in 2001 is reduced by the $1.8 million write-off of inventory related to the purchase of OPB and $8.7 million for the disposal of Optibreed inventory in AH. As a percentage of sales, gross profit in 2001 as reported was 39.1%, compared to 44.5% in 2000. The reduction in gross margin represents lower pricing, lower volume and related production inefficiencies as well as F/X effects in IPD offset partially by increases in USPD and FCD due to volume and relatively flat gross profits in AHD. USPD gross profits were negatively impacted by two product recalls which lowered gross profit by approximately $10.0 million in 2001. AHD gross profits were negatively effected in 2000 by the $1.0 million write-up and subsequent write-off of MFA manufactured inventory.

Operating Expenses

     Operating expenses were 36.6% of revenues in 2001 compared to 30.7% of revenues in 2000. The increase in amount of $80.5 million is primarily attributable to $51.1 million of identified transactions and the MFA and OPB acquisitions.

Operating Income

     Operating income in 2001 decreased by $99.9 million. The Company believes the change in operating income can be approximated as follows:
	IG	API	USHP	AH	Unallocated	Total
	(in millions)
2000 Operating income	$41.7	$25.5	$26.4	$49.1	$(18.4)	$124.3
2001 Identified transactions
Cost of Sales	---	---	(1.7)	(8.7)	---	(10.4)
Asset Impairments and other	(3.4)	(.8)	(4.9)	(1.0)	(3.3)	(13.4)
In-Process R&D	---	---	(37.7)	---	---	(37.7)

Net margin improvement (decrease) due to volume, new products, acquisitions, and price	(25.8)	7.0	16.7	2.5	--	0.4
(Increase) in operating expenses, net	--	--	(6.9)	(18.5)	(1.2)	(26.6)
Product recalls	--	--	(10.8)	--	--	(10.8)
Translation and other	(2.1)	0.5	--	0.2	--	(1.4)
2001 Operating Income (loss)	$ 10.4	$ 32.2	$(18.9)	$ 23.6	$ (22.9)	$ 24.4

Interest Expense

     Interest expense was $45.5 million in 2001 compared to $45.2 million in 2000. Interest expense in 2000 results from debt incurred to finance acquisitions in 2000 and 1999 (primarily MFA and IPD acquisitions) which was partially repaid with proceeds from equity offerings in May and August 2000. The Company began 2001 with $525.1 million of debt and ended 2001 with debt of $1,060.6 million. The increased debt was incurred primarily to fund the OPB acquisition.

Other income (expense), net

     Other income (expense), net was $(17.7) million in 2001 compared to $(3.4) million in 2000 and includes the following items:
	2001	2000
Other income (expense), net:	(in millions)
Interest income	$ 3.5	$ 4.1
Foreign exchange losses, net	(3.4)	(2.4)
Fees for temporary MFA acquisition financing	---	(4.7)
Amortization of debt costs	(6.1)	(2.1)
Litigation/insurance settlements	2.1	.5
Income from joint venture carried at equity	.9	1.6
Expense for conversion of convertible notes and early extinguishment of debt	(11.1)	--
Write-downs of investments	(2.5)	--
Other, net	(1.1)	(.4)
	$(17.7)	$(3.4)

     In 2001, in accordance with GAAP the Company recorded a charge due to the early extinguishment of debt. The Company repaid all debt remaining on the 1999 Credit Facility and $65.0 million of term debt resulting in a pre-tax loss of $3.7 million and after tax loss of $2.2 million ($.05 per share).

Provision (Benefit) For Income Taxes

     The tax benefit in 2001 was (2.1%) on a pretax loss of $38.7 million due mainly to the non-deductibility of a $37.7 million in-process research and development charge related to the OPB acquisition.

Identified Transactions, 2001

The following is a summary of the identified transactions for 2001, which affected the results of the Company. The summary has been prepared to facilitate understanding of these results. The majority of transaction types have occurred in the past two years and could occur in future years.

Year 2001 versus 2000
	2001 Identified Transactions (in millions)
	OPB Acquisition	De- leveraging	Reorganiza-tion/Refocus & Other	Total

Cost of sales	$ 1.7	$ --	$ 8.7	$ 10.4
Selling, general & admin.	9.5	--	3.9	13.4
In-Process R&D	37.7	--	--	37.7
Interest expense	(8.4)	--	--	(8.4)
Other income (expense), net	(4.5)	(8.9)	(0.4)	(13.8)

A discussion of each of these 2001 identified transactions follows.

OPB Acquisition

OPB Financing

     In July 2001, the Company signed a definitive purchase agreement to acquire the OPB of Faulding Limited from Mayne Nickless Limited ("Mayne") subject to Mayne's completion of a tender offer for Faulding. The Company was required to make a $145.0 million escrow deposit in July. In October, the Company obtained management control of OPB, subject to certain limitations. In October, to fund the $660.0 million purchase price to Mayne, the Company released the $145.0 million escrow, paid an additional $255.0 million and provided a $260.0 million letter of credit. In December the acquisition closed and the letter of credit was funded. The OPB is included in the Company's results from December 12, 2001, the date of acquisition. The identified transactions include the interest expense and letter of credit fees related to the prepayments during the July-December period of $8.4 million and a charge of $2.3 million included in other, net for bank fees primarily for the bridge financing, net of interest income on the escrow deposit.

     The new financing required for the OPB resulted in the repayment and termination of the 1999 Credit Facility. The write-off of the bank fees related to the early extinguishment of debt of $2.2 million are also included with the identified transactions.

Purchase Accounting

     The OPB acquisition closed on December 12, 2001 and in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" was accounted for by the purchase method. Required adjustments for purchase accounting included a step-up of finished goods inventory of $7.1 million of which $1.7 million was expensed as the acquired inventory was sold in December 2001. The remaining balance of $5.4 million was expensed in the first quarter of 2002. The most significant adjustment required by purchase accounting was the valuation and write-off of in-process research and development ("IPR&D"). IPR&D was valued at $37.7 million and was written off without a tax benefit (as required) resulting in a reduction of EPS of $.92. IPR&D was valued based on forecasted after tax cash flows for each potential R&D product adjusted for charges for core technology and use of existing assets. The resultant cash flows were discounted at 15.4% and subsequently reduced for a risk adjustment factor dependent on the probability of achieving the cash flows and, in certain instances, the favorable outcome of litigation.

Combination of OPB with USPD and Other Acquisition Expenses

     Upon acquisition, the OPB was combined with the USPD to create U.S. Human Pharmaceuticals. The combination resulted in severance charges of $4.8 million related to USPD employees. In addition, the IPD commenced the closure of its Copenhagen Research Facility resulting in severance of approximately $1.5 million. The Company intends to conduct its oral solid research at the OPB facilities.

     In the first half of 2001, the Company incurred acquisition expenses for professional and consulting services of $3.3 million related to the OPB.

     The combination of the transactions identified with the OPB acquisition resulted in a net loss of $52.4 million or $1.28 per share.

De-leveraging Activities

     The Company significantly increased its debt in connection with the OPB acquisition. The credit facilities entered into in connection with the acquisition of OPB and the refinancing of existing debt contain various financial covenants, operating restrictions and require the repayment of debt on a scheduled basis. The Company is in compliance with all of the terms of the credit facilities and believes it will be able to comply in the future. In order to ensure continued compliance and increase flexibility under the agreements, the Company intends to continue to de-leverage. Toward this goal, the Company has adopted a comprehensive de-leveraging plan, which includes aggressive expense, capital spending and working capital controls and possible sale of assets. The Company has continued to pursue these alternatives to further reduce debt. (See "Liquidity and Capital Resources" for 2002 de-leveraging activities).

     In December 2001, the Company exchanged $34.1 million of 5.75% subordinated debentures for approximately 1.5 million shares of Class A common stock and recorded a non-cash expense of $7.4 million. Additionally, in December 2001, the Company repaid term loans of $65.0 million and recorded a charge for early extinguishment of debt of $1.5 million. The sum of these 2001 de-leveraging activities resulted in a loss of approximately $6.8 million ($.17 per share).

Reorganization, Refocus and Other Transactions

Animal Health

     In the fourth quarter 2001, the Company changed management in its Animal Health business. The change in management resulted in severance charges of $1.1 million. New management began a review of current projects and decided to discontinue support of certain projects including the commercialization of the Optibreed product. This decision resulted in a charge for disposal of Optibreed inventory of $8.7 million.

HPI

     The combination of IG and API resulted in severance charges of $2.8 million.

Other Items

     Other identified transactions, which net to $.4 million of expense include income of $2.1 million from the settlement of vitamin litigation in the second quarter 2001 offset by the write-off of investments of $2.5 million including an equity position in the company which manufactured the optibreed product.

     The sum of the reorganization, refocus and other transactions is a loss, net of taxes, of $7.9 million ($.19 per share).

Identified Transactions, 2000

     2000 as reported includes charges related to the Roche MFA acquisition which are included in the cost of sales ($1.0 million), selling, general and administrative ($.4 million), and other, net ($4.7 million). These charges, net after tax, totaled approximately $4.0 million.

Inflation

     The effect of inflation on the Company's operations during 2002, 2001 and 2000 was not significant.

Critical Accounting Policies

The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States of America. All professional accounting standards that are effective as of December 31, 2002, have been taken into consideration in preparing the consolidated financial statements. The Company has chosen to highlight certain policies that it considers critical to the operations of the business and understanding its consolidated financial statements:

Revenue Recognition

Revenues are recognized when title to products and risk of loss are transferred to customers. Additional conditions for recognition of revenue are that collection of sales proceeds is reasonably assured and the Company has no further performance obligations.

In the Company's US Human Pharmaceutical business, and to a lesser extent in Human Pharmaceuticals - International, sales to certain customers require that the Company remit discounts to either customers or governmental authorities in the form of rebates, chargebacks, or other managed-care reserves. Additionally, sales are generally made with a limited right of return under certain conditions. The Company estimates these rebates, chargebacks, managed care reserves and estimated returns at the time of sale based on the terms of agreements with customers and historical experience and recognizes revenue net of these estimated costs. The Company continually monitors the adequacy of procedures used to estimate these reductions by comparison of estimated reductions to actual reductions.

Goodwill and Intangible Assets

     The Company has completed several acquisitions since 1998, which have generated significant amounts of goodwill and intangible assets and related amortization. The values assigned to goodwill and intangibles, as well as their related useful lives, are subject to judgment and estimation by the Company. In addition, in 2002, upon adoption of SFAS 142, the Company ceased amortization of goodwill and reviewed goodwill upon transition and at year end for impairment.

     Goodwill and intangibles related to acquisitions are determined based on purchase price allocations. These allocations, including an assessment of estimated useful lives, have generally been performed by qualified independent appraisers using reasonable valuation methodologies. Valuation of intangible assets is generally based on the estimated cash flows related to those assets, while the value assigned to goodwill is the residual of the purchase price over the fair value of all identifiable assets acquired and liabilities assumed. Useful lives are determined based on the expected future period of benefit of the asset, the assessment of which considers various characteristics of the asset, including historical cash flows.

Asset Impairments

     Long-lived assets, including plant and equipment, and other intangible assets are reviewed for impairment when events or circumstances indicate that a dimunition in value may have occurred, based on a comparison of undiscounted future cash flows to the carrying amount of the goodwill or intangible asset. If the carrying amount exceeds undiscounted future cash flows, an impairment charge is recorded based on the difference between the carrying amount of the asset and its fair value. Goodwill is reviewed annually for impairment in accordance with SFAS 142.

     The assessment of potential impairment for a particular asset or set of assets requires certain judgments and estimates by the Company, including the determination of an event indicating impairment; the future cash flows to be generated by the asset, including the estimated life of the asset and likelihood of alternative courses of action; the risk associated with those cash flows; and the Company's cost of capital or discount rate to be utilized.

Research and Development ("R&D"), Including In-Process R&D ("IPR&D")

     The Company's products are subject to regulation by governmental authorities, principally the Food and Drug Administration ("FDA") in the United States and equivalent authorities in international markets. Research and development expenses are charged to the consolidated statement of operations when incurred, as the Company considers that regulatory and other uncertainties inherent in the development of new products preclude it from capitalizing development costs.

     With respect to completed acquisitions, acquired products or projects which have achieved technical feasibility, signified by FDA or comparable regulatory body approval, are capitalized as intangible assets because it is probable that the costs will give rise to future economic benefits. Estimates of the values of these intangible assets are subject to the estimation process described in "Goodwill and Intangible Assets" above.

     Acquired products or projects which have not achieved technical feasibility (i.e., regulatory approval) are charged to the statement of operations on the date of acquisition. In connection with its acquisitions, the Company generally utilizes independent appraisers in the determination of IPR&D charges. The amount of this charge is determined based on a variety of factors including the estimated future cash flows of the product or project, the likelihood of future benefit from the product or project, and the level of risk associated with future research and development activities related to the product or project.

Inventories

     Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis for most inventories, with certain US Human Pharmaceutical inventory values on a last-in, first-out basis. The determination of market value to compare to cost involves assessment of numerous factors, including costs to dispose of inventory and estimated selling prices. Reserves are recorded for inventory determined to be damaged, obsolete, or otherwise unsaleable.

     The Company also purchases raw materials, and manufactures finished goods, for certain products prior to the product receiving regulatory approval or during a period when the product is subject to litigation. The Company reviews these inventories on a case-by-case basis, and records a write-down of the inventory if it becomes probable that regulatory approval will not be obtained, litigation will be resolved unfavorably, or the inventory's cost will not be recoverable based on other factors.

Employee Benefit Plans

     The Company provides a range of benefits to employees and retired employees, including pension, post-retirements, post employment and health care benefits. The Company records annual amounts relating to these plans based on the calculations, which include various actuarial assumptions, including discount rates, assumed rates of return, compensation increases, turnover rates, and health care cost and trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. The effect of the modifications is generally recorded and amortized over future periods. The Company believes that the assumptions utilized for recording its obligations under its plans are reasonable based on input from actuaries.

Litigation and Contingencies

     The Company is subject to litigation in the ordinary course of business, and also to certain other contingencies (see Item 3 of this Form 10-K and Note 17 to the financial statements). The Company records legal fees and other expenses related to litigation and contingencies as incurred. Additionally, the Company assesses, in consultation with its counsel, the need to record liability for litigation and contingencies on a case by case basis. Reserves are recorded when the Company, in consultation with counsel, determines that a loss related to a matter is both probable and reasonably estimable.

Income Taxes

     The Company applies an asset and liability approach to accounting for income taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The recoverability of deferred tax assets is dependent upon the Company's assessment that it is more likely than not that sufficient future taxable income will be generated in the relevant tax jurisdiction to utilize the deferred tax asset. In the event the Company determines that future taxable income will not be sufficient to utilize the deferred tax asset, a valuation allowance is recorded. The Company's valuation allowance principally relates to net operating loss carryforwards in certain state and foreign jurisdictions with little or no history of generating taxable income.

Liquidity and Capital Resources

     At December 31, 2002, stockholders' equity was $1,005.2 million compared to $891.6 million and $847.9 million at December 31, 2001, and 2000, respectively. The ratio of long-term debt to equity was .84:1, 1.16:1 and .59:1 at December 31, 2002, 2001 and 2000, respectively. The increase in stockholders' equity in 2002 mainly represents the exchanges of convertible notes to equity and miscellaneous equity issuances totaling $142.7 million and $79.0 million of other comprehensive income primarily due a positive currency translation adjustment reflecting the weakening in 2002 of the U.S. dollar, offset by a net loss of $98.8 million, and dividends of $9.2 million. The increase in stockholders' equity in 2001 represents equity issuances primarily due to exchanges of convertible debentures for common stock offset by the 2001 net loss and a negative currency translation adjustment. The increase in stockholders' equity in 2000 primarily reflects the issuance of common stock in 2000 resulting from the $472.8 million equity offerings and net income partially offset by the currency translation adjustment. In 2000, senior debt was paid down with a portion of the proceeds from the equity offerings. In 2001, long-term debt increased to finance the OPB acquisition. In 2002, the Company reduced long-term debt by approximately $181.0 million due to exchange of convertible debentures for equity and repayment of $86.0 million of long term debt.

     Working capital at December 31, 2002, was $296.2 million compared to $319.4 million and $394.0 million at December 31, 2001 and 2000, respectively. Working capital is defined as current assets less current liabilities. The current ratio was 1.79:1 at December 31, 2002 compared to 1.93:1 and 2.91:1 at December 31, 2001 and 2000, respectively.

     Cash flow from operations in 2002 was $162.2 million compared to $119.4 million and $33.1 million in 2001 and 2000, respectively. 2002 cash flows reflected the generally non-cash nature of charges incurred in 2002. Both the asset writedowns and the debt reduction required substantial non-cash charges. 2001 cash flow reflected the non-cash nature of a number of items which contributed to the net loss for the year. The $37.7 million IPR&D charge, the inventory write-offs of $17.8 million, and the $7.4 million charge on exchange of the convertible debentures for Class A common stock are significant non-cash charges. Additionally, the Company reduced accounts receivable balances in 2002 and 2001 compared to the preceding year by $27.3 million and $26.6 million, respectively. The change in marketing strategy in AH in the 4th quarter of 2001 and an emphasis on accounts receivable management are the main reasons for these declines. Cash flow from operations in 2000 was negatively impacted by the structure of the MFA acquisition. The MFA acquisition did not include existing MFA accounts receivable and accordingly, the increase in accounts receivable as sales were made is reflected as a reduction in operating cash flow.

     Balance sheet amounts increased as of December 31, 2002 compared to December 2001 in U.S. Dollars as the functional currencies of the Company's principal foreign subsidiaries, the Norwegian Krone, Danish Krone, the Euro, and British Pound, appreciated versus the U.S. Dollar by approximately 30%, 19%, 19% and 11%, respectively. These increases in balance sheet amounts impact to some degree the above mentioned ratios. The approximate increase due to currency translation of selected captions was: accounts receivable $12.6 million, inventories $14.7 million, accounts payable and accrued expenses $13.3 million, and total stockholder's equity $79.0 million. The $79.0 million increase in stockholder's equity is included in other comprehensive loss for the year and results from the weakening of the U.S. Dollar in 2002 against all major functional currencies of the Company's foreign subsidiaries.

     In 2002, the Company's capital expenditures including expenditures for purchased dossiers and for a Company wide ERP system were $81.7 million. In 2003, the Company plans to spend approximately the same amount. The Company has approved a number of capital projects including the construction of an additional API capacity in Copenhagen, and a company-wide information technology project which is expected to require additional capital expenditures of approximately $12.0 million through 2004.

     At December 31, 2002, the Company had $24.0 million in cash and available short-term lines of credit of approximately $12.9 million and $99.0 million available under its 2001 Credit Facility.

     A portion of the Company's short-term and long-term debt is at variable interest rates. The 2001 Credit Facility requires the Company enter into swaps such that interest is fixed on 50% of its debt. During 2002, the Company entered into interest rate agreements to fix interest rates for $265.0 million of its variable rate debt to minimize the impact of future changes in interest rates. The Company's policy is to selectively enter into standard agreements to fix interest rates for existing debt if it is deemed prudent.

     In the fourth quarter of 2001, the Company completed the acquisition of the OPB and entered into a $900.0 million credit facility ("2001 Credit Facility") to finance the acquisition and replace its previous credit agreement. The 2001 Credit Facility includes covenants that require it to maintain specified financial ratios and satisfy financial conditions consisting of a maximum total leverage ratio test, a maximum senior leverage ratio test, a minimum fixed charge coverage ratio test, a minimum interest coverage ratio test and a minimum net worth test. The calculation of EBITDA, as defined in the credit facility, on a rolling four quarter basis is important to many of these tests. The interest coverage ratio is, and is expected to be, the most restrictive of the covenants. Certain of these covenants became more restrictive as of December 31, 2002 and will become more restrictive for each year thereafter through 2004. The Company is in compliance with these covenants as of December 31, 2002.

     Continued compliance with these financial covenants in 2003 is dependent on the Company's EBITDA as defined by the credit agreement, and therefore the Company's ability to generate increasing amounts of operating income, or on the Company's ability to reduce the amount of its outstanding debt. The Company undertook certain actions in the fourth quarter of 2001 and in 2002 to reduce the amount of its outstanding debt as part of an overall de-leveraging plan. The de-leveraging plan includes expense, capital spending and working capital controls and possible sale of assets. Under this plan, the Company in December 2001 prepaid term debt of $65.0 million and exchanged common shares for $34.1 million of convertible subordinated debt. In 2002, the Company prepaid $85.0 million of term debt and exchanged common shares for approximately $110.0 million of convertible subordinated debt. Additionally, in December 2002, the Company amended the 2001 Credit Facility which included covenant relief for certain fourth quarter charges and reduced the line of credit by $150.0 million. On an overall basis, senior debt and total debt at December 31, 2002 were $520.2 million and $895.9 million, respectively, compared to $581.5 million and $1,060.6 million, respectively, at December 31, 2001.

     Based on the above actions, combined with operating profit currently forecasted for 2003, the Company fully expects to comply with these covenants throughout 2003. During 2002, the FDA conducted reviews of the Company's Baltimore and Elizabeth manufacturing facilities. In connection with these reviews, the Company was issued several comments included in Form 483's. As a result, the Company has responded to the FDA and is implementing an extensive remediation plan expected to be substantially completed by mid-2004 and cost approximately $38 million. The total cost and timing of the remediation plan may change based upon the FDA responses. Furthermore, additional assessments performed by the Company pursuant to either or both of the plans or in response to FDA comments may lead to either additional expense, additional capital expenditure for plant improvements, product recalls or revenue reduction related to further decreases in production capacity. The Company's 2003 operating profit forecast assumes corrective actions and productions levels at the two USHP plants consistent with its responses to the FDA. Significant deviation from the Company's remediation plan could have a material effect on compliance with the covenants in 2003. The Company believes it has the ability to further reduce operating or capital expenditures and sufficient sources of funds such that debt could be further reduced if additional actions become necessary to comply with the covenants. The Company continues to review options, including price increases, asset sales and organizational and business structure changes to reduce its cost base and improve profitability. Certain of these actions may require the consent of the parties to the credit facility.

     At December 31, 2002, the Company's contractual cash obligations (in millions) can be summarized as follows:
Contractual Cash Commitments	Total	Less than 1Year	1 - 3 Years	4 - 5 Years	More than 5 Years
Long Term Debt
Senior and other	$700.5	$28.5	$56.6	$90.2	$525.2
Convertible subordinated*	175.4	--	34.2	141.2	--
Operating leases	45.9	10.8	15.1	8.3	11.7
Total contractual cash commitments	$ 921.8	$ 39.3	$ 105.9	$ 239.7	$ 536.9

*Can be settled in shares of the Company's Class A common stock at option of holder.

Under the terms of certain business and product acquisition agreements, the Company may be required to make additional payments in future years upon the occurrence of specified events. Additionally, the Company has a number of conditional supply agreements which obligate the Company to purchase products or services from vendors based on Company forecasts which are updated on a regular basis and at prices subject to negotiation and change. Certain of the supply agreements may require minimum payments under certain circumstances if minimum quantities are not purchased. See Note 18 to the financial statements for additional information.